EXHIBIT 99.1

                                    CONTACT:    Paul D. Baker
                                                Comverse Technology, Inc.
                                                170 Crossways Park Drive
                                                Woodbury, New York 11797
                                                (516) 677-7226


             COMVERSE TECHNOLOGY, INC. SETS 2001 ANNUAL MEETING DATE

WOODBURY, NY, April 12, 2001 - Comverse Technology, Inc. (NASDAQ: CMVT) today announced that the Company's annual shareholders' meeting will be held Friday, June 15, 2001. The meeting site and time will be communicated to shareholders in the proxy materials distributed for the annual meeting. The Company will consider notices of shareholder proposals to be made at the upcoming annual meeting to be timely for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934, if received by the Secretary of the Company no later than the close of business on April 30, 2001.


         ABOUT COMVERSE TECHNOLOGY, INC.

         Comverse Technology, Inc., headquartered in Woodbury, New York, is the world's leading provider of software and systems enabling network-based multimedia enhanced communications services, with over 360 customers in more than 100 countries. Comverse provides a wide range of solutions enabling 3G-ready multimedia messaging, multi-protocol mobile Internet platforms, wireless data and short messaging services, speech-controlled portal, wireless prepaid services, interactive voice response and other personal communications services. Other Comverse Technology business units include Comverse Infosys, which provides multiple channel, multimedia digital recording, logging, and quality monitoring systems marketed to contact centers, facilities, and law enforcement agencies; and Ulticom, a leading provider of network signaling software for wireless, wireline, and Internet communications services. Comverse Technology is an S&P 500 and NASDAQ-100 Index company. For additional information, visit the Comverse Technology web site at http://www.cmvt.com.


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